UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):

May 3, 2023 (May 3, 2023)

Akili, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-40558	98-1586159
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

125 Broad Street, Fifth Floor, Boston MA	02110
(Address of Principal Executive Offices)	(Zip Code)

(617) 456-0597

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e- 4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.0001 per share	AKLI	Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 7.01	Regulation FD Disclosure

On May 3, 2023, Akili, Inc. (the “Company”) announced topline results of the STARS-ADHD-Adult clinical trial evaluating the efficacy and safety of EndeavorRx® (AKL-T01) in adults with attention-deficit/hyperactivity disorder (“ADHD”). A copy of the press release issued in connection with the announcement is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

The information in this Item 7.01, including Exhibit 99.1, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as expressly set forth by specific reference in such a filing.

Item 8.01	Other Events.

As noted in Item 7.01, the Company announced topline results of the STARS-ADHD-Adult clinical trial evaluating the efficacy and safety of EndeavorRx® (AKL-T01) in adults with ADHD. STARS-ADHD-Adult was designed as a pivotal clinical trial to enable registration with the FDA. The trial demonstrated statistically significant improvement in attention functioning after six weeks of treatment, achieving its predefined primary efficacy outcome. Significant improvements were also seen across a range of secondary and exploratory outcomes, including clinical assessments of ADHD-related symptoms and a validated measure of quality of life. EndeavorRx treatment was well-tolerated, with minimal side effects and no serious device-related adverse events reported.

The multi-center open-label study (NCT05183919) enrolled 221 adults, 18 years of age and older, with inattentive or combined-type ADHD. Patients used the video game-based digital treatment on a mobile device in their homes for six weeks. In the study, EndeavorRx demonstrated a statistically significant improvement in the Test of Variables of Attention (“TOVA”®)-Attention Comparison Score (“ACS”) of sustained and selective attention from baseline after six weeks of treatment (p<0.0001), the study’s predefined primary efficacy outcome. The change from baseline on the TOVA ACS was 6.46 points, which is more than twice as large as the changes seen in the recent pivotal study in adolescents (2.64 points) and nearly seven times as large as the changes seen in STARS-ADHD (0.93 points), a large randomized controlled trial of children with ADHD ages 8-12 that served as the basis for EndeavorRx’s FDA authorization in that age group. TOVA is a computerized test authorized by the FDA to aid in the diagnosis of ADHD and evaluate the effects of interventions in ADHD.

Adults using EndeavorRx also showed significant improvement in their ADHD symptoms, as measured by the clinician-administered Attention Deficit Hyperactive Disorder Rating Scale-5 (“ADHD-RS”). Following treatment, participants in the study showed significant improvement on both the inattention subscale and total score of the ADHD-RS (p<0.0001 for both). A prespecified responder analysis also showed that 32.7% of all participants in the study demonstrated at least a 30% reduction in total scores on the ADHD-RS, surpassing findings in the STARS-ADHD-Adolescents study in 13-17 year olds with ADHD (27.1%) and the STARS-ADHD study in 8-12 year olds with ADHD (24%).

Nearly three-quarters (72.5%) of adults reported at least some improvement in their quality of life as measured by the validated Adult ADHD Quality of Life Scale, and nearly 50 percent (45.8%) of adults met a prespecified threshold for clinically meaningful improvement.

Overall, 11 of the participants in the trial (5%) reported a treatment-emergent adverse device event, most commonly nausea (1.8%) and headache (1.4%). There were no serious adverse device events.

Additional study information and results:

•	83% patients demonstrated a clinical response to the treatment on the TOVA-ACS (post hoc analysis as measured by at least a 1.4 improvement on the TOVA)

•	More than one-third (36.6%) of adults with ADHD moved into the non-clinical, or normative, range (TOVA ACS score of >0)

•

Quality of life improvements seen included an increased ability to complete projects and tasks on time, ability to balance multiple projects at a time, and ability to keep track of important items such as keys and wallet

•	Approximately 70% of the adults with ADHD in the study were women

•	40% of patients enrolled were taking ADHD medication; a similar magnitude of effect was seen both in those taking stimulant medications and in those not taking stimulants

Akili plans to present full data from the STARS-ADHD-Adult study at a future scientific meeting and will submit the data to the FDA later this year.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

No.	Description of Exhibit

99.1	Press Release issued by Akili, Inc. on May 3, 2023

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Akili, Inc.

By:	/s/ Santosh Shanbhag
Name:	Santosh Shanbhag
Title:	Chief Financial Officer

Date: May 3, 2023